Exhibit 99.1

FOR IMMEDIATE RELEASE

Zosano Pharma Announces Discontinuation of Novo Nordisk GLP-1 Patch Collaboration

FREMONT, Calif., July 6, 2015 – Zosano Pharma Corporation (NASDAQ: ZSAN) announced today that Novo Nordisk (NVO) has notified Zosano of its intention to discontinue the collaboration agreement related to development of a transdermal presentation of select NVO glucagon-like peptide-1 (GLP-1) analogues. Zosano has been notified that the decision relates to a strategic prioritization of NVO’s research portfolio despite continued progress during the collaboration period. Upon the expected termination of the agreement, all technology rights licensed to Novo Nordisk related to the field of GLP-1 products will revert to Zosano.

Zosano and NVO entered into a collaboration agreement in January 2014 to develop a new transdermal presentation of NVO proprietary human GLP-1 analogues, to be administered once weekly using Zosano’s microneedle patch system for the treatment of type 2 diabetes.

About Zosano Pharma

Zosano Pharma Corporation is a clinical-stage specialty pharmaceutical company that has developed a proprietary transdermal microneedle patch system to deliver drug formulations through the skin for the treatment of a variety of indications. Zosano Pharma’s microneedle patch system offers rapid onset, consistent drug delivery, improved ease of use and room-temperature stability, benefits that the company believes often are unavailable using oral formulations or injections. Zosano Pharma’s microneedle patch system has the potential to deliver numerous medications for a wide variety of indications in commercially attractive markets. It has been tested in more than 400 patients with over 30,000 patches successfully applied to humans in Phase 1 and Phase 2 clinical studies. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expectations, beliefs and future events. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in Zosano Pharma Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with Securities and Exchange Commission on March 26, 2015. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, it cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano Pharma and Zosano Pharma assumes no obligation to update any such forward-looking statements.

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Zosano Contact:

Vikram Lamba

Chief Executive Officer

510-745-1200

Investor Contact:

Paul Chun

Westwicke Partners

858-356-5931

paul.chun@westwicke.com

Media Contact:

Jamie Lacey-Moreira

PressComm PR, LLC

410-299-3310

jamielacey@presscommpr.com